UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 9, 2004
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

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Item 5. Other Events and Regulation FD Disclosure.

The following statement was released by Caterpillar Inc. on June 9, 2004. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

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                           June 9, 2004

FOR IMMEDIATE RELEASE

Caterpillar Increases Dividend Rate For Second Time in 12 Months
Nearly 1000 percent increase in annual dividend since 1993

PEORIA, Ill. –Caterpillar Inc. (NYSE: CAT) today announced an 11 percent increase in its quarterly cash dividend, the second increase in the past year.

Today’s announcement increases the quarterly dividend by four cents to 41 cents per share of common stock ($1.64 annually), payable August 20, 2004, to stockholders of record at the close of business July 20, 2004. Caterpillar has increased its cash dividend eleven times – and nearly 1000 percent – since 1993, on a split-adjusted basis.

“Today’s dividend increase is just one example of our ongoing commitment to improve shareholder value and deliver attractive returns on an investment in Caterpillar,” said Chairman and Chief Executive Officer Jim Owens. “Caterpillar is a dynamic, profitable company committed to growth in every region of the world and in every industry we serve. Our strong financial position and cash flow, along with solid operational performance, should result in continued shareholder satisfaction. By approving this increase, the Board of Directors is reinforcing management’s strong confidence in the company’s future.”

Caterpillar contact:

Kelly Wojda
Corporate Public Affairs
309-675-1307
wojda_kelly_g@cat.com
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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

June 9, 2004	By:	/s/James B. Buda

James B. Buda
Vice President

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